Exhibit 99.1
NEUROLOGIX ANNOUNCES THIRD QUARTER 2009 FINANCIAL RESULTS
FORT LEE, N.J. (November 12, 2009) Neurologix, Inc. (OTCBB: NRGX) (the “Company”), a biotechnology company engaged in the development of innovative gene therapies for the brain and central nervous system, announced today its financial results for the third quarter and nine months ended September 30, 2009.
For the three months ended September 30, 2009, the Company reported a net loss of $3.5 million, as compared with a net loss of $1.6 million for the three months ended September 30, 2008. The net loss for the three months ended September 30, 2009 includes charges of $0.7 million recognized for the increase in estimated fair value of the Company’s derivative liabilities relating to certain warrants issued in connection with the Company’s Series D Convertible Preferred Stock (the “Series D Stock”) and the Company’s Series C Convertible Preferred Stock (the “Series C Stock”).
The Company reported a net loss applicable to common stock for the third quarter of 2009 of $4.2 million, or $0.15 per basic and diluted share, as compared with a net loss applicable to common stock of $2.4 million, or $0.08 per basic and diluted share, for the same period in 2008. The net loss applicable to common stock for the three months ended September 30, 2009 includes charges of $0.8 million, or $0.03 per basic and diluted share, related to preferred stock dividends in connection with the Series D Stock and the Series C Stock. The net loss applicable to common stock for the three months ended September 30, 2008 includes charges of $0.7 million, or $0.03 per basic and diluted share, related to preferred stock dividends in connection with the Series D Stock and the Series C Stock.
The Company reported a net loss of $10.6 million for the nine months ended September 30, 2009, as compared with a net loss of $4.9 million for the nine months ended September 30, 2008. The net loss for the nine months ended September 30, 2009 includes charges of $2.7 million recognized for the increase in estimated fair value of the Company’s derivative liabilities relating to certain warrants issued in connection with the Series D Stock and the Series C Stock.
The Company reported a net loss applicable to common stock for the nine months ended September 30, 2009, of $12.8 million, or $0.46 per basic and diluted share, as compared with $7.6 million, or $0.28 per basic and diluted share, for the same period in 2008. The increase in net loss for 2009 over 2008 is attributable primarily to increased clinical research costs associated with the Company’s ongoing Phase 2 clinical trial for the treatment of advanced Parkinson’s disease. For the nine months ended September 30, 2009, the net loss applicable to common stock includes charges of $2.2 million, or $0.08 per basic and diluted share related to preferred stock dividends in connection with the Series D Stock and the Series C Stock. For the nine months ended September 30, 2008, the net loss applicable to common stock includes charges of $2.7 million, or $0.10 per basic and diluted share related to the accretion of beneficial conversion features ($0.8 million) in connection with the issuance of the Series D Stock in April 2008, and preferred stock dividends ($1.9 million) in connection with the Series D Stock and the Series C Stock.
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Neurologix had cash and cash equivalents of approximately $11.8 million at September 30, 2009.
John Mordock, President and Chief Executive Officer of Neurologix, noted that these third quarter financial results were consistent with the Company’s expectations.
“The Data Monitoring Committee has held its second meeting to review the progress of the ongoing Phase 2 study of our novel gene transfer therapy for advanced Parkinson’s disease,” commented Mr. Mordock. “I am pleased to report that this committee has recommended that the trial continue unmodified. Enrollment has continued apace, and we remain on track to complete all surgeries for the trial before year-end. This puts us on course for obtaining the first efficacy results from this trial around mid-year 2010.”
The Neurologix Quarterly Report on Form 10-Q, with financial statements and management’s discussion of operations and results, can be found in the “Investors” section of the Company’s website at http://www.neurologix.net.
About Neurologix
Neurologix, Inc. (NRGX.OB) is a clinical-stage biotechnology company dedicated to the discovery, development, and commercialization of life-altering gene transfer therapies for serious disorders of the brain and central nervous system. Neurologix’s therapeutic approach is built upon the groundbreaking research of its scientific founders and advisors, whose accomplishments have formed the foundation of gene therapy for neurological illnesses. The Company’s current programs address such conditions as Parkinson’s disease, epilepsy and Huntington’s disease, all of which are large markets not adequately served by current therapeutic options. For more information, please visit the Neurologix website at http://www.neurologix.net.
Contact:

For Neurologix:	Media:

Marc Panoff	Joan Kureczka
Chief Financial Officer, Treasurer and Secretary	Kureczka/Martin Associates
(201) 592-6451	(415) 821-2413
marcpanoff@neurologix.net	Jkureczka@comcast.net
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Cautionary Statement Regarding Forward-looking Statements
This news release includes certain statements of the Company that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and which are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information relating to the Company are based upon the beliefs of management and assumptions made by and information currently available to the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance, as well as underlying assumptions and statements that are other than statements of historical fact. When used in this document, the words “expects,” “promises,” “anticipates,” “estimates,” “plans,” “intends,” “projects,” “predicts,” “believes,” “may” or “should,” and similar expressions, are intended to identify forward-looking statements. These statements reflect the current view of the Company’s management with respect to future events. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, but not limited to, the following:
•
The Company is still in the development stage and has not generated any revenues. From inception through September 30, 2009, it incurred net losses and negative cash flows from operating activities of approximately $44.9 million and $34.5 million, respectively. Management believes that the Company will continue to incur net losses and cash flow deficiencies from operating activities for the foreseeable future. Because it may take years to develop, test and obtain regulatory approval for a gene-based therapy product before it can be sold, the Company likely will continue to incur significant losses for the foreseeable future. Accordingly, it may never be profitable and, if it does become profitable, it may be unable to sustain profitability.

•
At September 30, 2009, the Company had cash and cash equivalents of approximately $11.8 million, which management believes will be sufficient to fund the Company’s operations through at least September 30, 2010. The Company does not know whether additional financing will be available when needed, or if available, will be on acceptable or favorable terms to it or its stockholders. If the Company is unable to secure additional funding by December 31, 2009 or shortly thereafter, its ability to continue as a going concern may be in doubt.

•
The Company will need to conduct future clinical trials for treatment of Parkinson’s disease using the Company’s NLX technology. If the trials prove unsuccessful, future operations and the potential for profitability will be materially adversely affected and the business may not succeed.

•
There is no assurance as to when, or if, the Company will be able to successfully receive approval from the FDA on its Investigational New Drug Application to commence a Phase 1 clinical trial for the treatment of epilepsy.

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•
There is no assurance as to when, or if, the Company will be able to successfully complete the required preclinical testing of its gene therapy for the treatment of Huntington’s disease to enable it to file an Investigational New Drug Application with the FDA for permission to begin a Phase 1 clinical trial or that, if filed, such permission will be granted.

Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking statements. Additional information about factors that could cause results to differ materially from management’s expectations is found in the section entitled “Risk Factors” in the Company’s 2008 Annual Report on Form 10-K. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. Further, the Company undertakes no obligation to update forward-looking statements after the date they are made or to conform the statements to actual results or changes in the Company’s expectations.
— Financial tables follow—
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NEUROLOGIX, INC. AND SUBSIDIARY
(A Development Stage Company)
CONDENSED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

	September 30,	December 31,
	2009	2008
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$11,771	$18,906
Prepaid expenses and other current assets	346	323

Total current assets	12,117	19,229
Equipment, less accumulated depreciation of $602 and $542 at September 30, 2009 and December 31, 2008, respectively	124	141
Intangible assets, less accumulated amortization of $243 and $182 at September 30, 2009 and December 31, 2008, respectively	848	748
Other assets	5	5

Total Assets	$13,094	$20,123

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,201	$850

Total current liabilities	1,201	850

Derivative financial instruments, at estimated fair value — Warrants	3,773	—

Total liabilities	4,974	850

Commitments and contingencies
Stockholders’ equity:
Preferred stock; 5,000,000 shares authorized Series A — Convertible, $0.10 par value; 650 shares designated, 645 shares issued and outstanding at September 30, 2009 and December 31, 2008, with an aggregate liquidation preference of $1.	—	—
Series C — Convertible, $0.10 par value; 700,000 shares designated, 281,263 and 285,878 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively, with an aggregate liquidation preference of $7,301 and $5,863 at September 30, 2009 and December 31, 2008, respectively.	28	29
Series D — Convertible, $0.10 par value; 792,100 shares designated, 734,898 shares issued and outstanding at September 30, 2009 and December 31, 2008, with an aggregate liquidation preference of $29,900 and $27,031 at September 30, 2009 and December 31, 2008, respectively.	73	73
Common Stock:
$0.001 par value; 100,000,000 shares authorized, 27,865,010 and 27,764,058 issued and outstanding at September 30, 2009 and December 31, 2008, respectively.	28	28
Additional paid-in capital	56,664	62,393
Deficit accumulated during the development stage	(48,673)	(43,250)

Total stockholders’ equity	8,120	19,273

Total Liabilities and Stockholders’ Equity	$13,094	$20,123

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NEUROLOGIX, INC. AND SUBSIDIARY
(A Development Stage Company)
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in thousands, except share and per share amounts)

					For the period
	Nine Months Ended		Three Months Ended		February 12, 1999
	September 30,		September 30,		(inception) through
	2009	2008	2009	2008	September 30, 2009
Revenues	$—	$—	$—	$—	$—
Operating expenses:
Research and development	5,779	2,911	2,121	1,082	25,396
General and administrative expenses	2,179	2,495	631	734	18,279

Loss from operations	(7,958)	(5,406)	(2,752)	(1,816)	(43,675)

Other income (expense):
Dividend, interest and other income	55	478	6	167	1,881
Interest expense-related parties	—	—	—	—	(411)

Change in estimated fair value of derivative financial instruments — Warrants	(2,703)	—	(723)	—	(2,703)

Other (expense) income, net	(2,648)	478	(717)	167	(1,233)

Net loss	(10,606)	(4,928)	(3,469)	(1,649)	$(44,908)

Preferred stock dividends	(2,208)	(1,937)	(757)	(707)
Charge for accretion of beneficial conversion feature	—	(562)	—	—
Charge for contingent beneficial conversion feature	—	(212)	—	—

Net loss applicable to common stock	$(12,814)	$(7,639)	$(4,226)	$(2,356)

Net loss applicable to common stock per share, basic and diluted	$(0.46)	$(0.28)	$(0.15)	$(0.08)

Weighted average common shares outstanding, basic and diluted	27,819,156	27,668,255	27,865,010	27,738,379

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